Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 9, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Q4 Sales

PHILADELPHIA, PA, February 9, 2016—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net sales for the quarter and year ended January 31, 2016.

Total Company net sales for the fourth quarter of fiscal 2016 were flat at $1.01 billion compared to the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, decreased 2%. Comparable Retail segment net sales increased 2% at Free People and decreased 2% at the Anthropologie Group and 3% at Urban Outfitters. Wholesale segment net sales increased 29% partially due to delayed shipments from the third quarter carrying over into the fourth quarter.

For the year ended January 31, 2016, total Company net sales increased to $3.4 billion or 4% over the prior year. Comparable Retail segment net sales increased 2%. Wholesale segment net sales increased 15%.

“Our January sales results mirrored the holiday period with direct-to-consumer results continuing to outpace store performance on a ‘comp’ basis,” said Richard A. Hayne, Chief Executive Officer. “The brands managed their inventories well which should allow for a smooth transition to the spring season,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2016	2015	2016	2015
Net sales by brand
Urban Outfitters	$415,830	$438,369	$1,393,328	$1,385,070
Anthropologie Group [1]	419,094	420,045	1,442,254	1,407,216
Free People	178,482	152,630	609,552	530,791

Total Company	$1,013,406	$1,011,044	$3,445,134	$3,323,077

Net sales by segment
Retail Segment	$938,681	$953,277	$3,184,955	$3,097,274
Wholesale Segment	74,725	57,767	260,179	225,803

Total Company	$1,013,406	$1,011,044	$3,445,134	$3,323,077

[1]	Anthropologie Group consists of the Anthropologie, Bhldn and Terrain brands

During the year ended January 31, 2016, the Company opened a total of 31 new stores including: 14 Anthropologie Group stores, 13 Free People stores, and 4 Urban Outfitters stores; and closed 2 Urban Outfitters stores, 2 Anthropologie Group stores and 1 Free People store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 240 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 218 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 114 Free People stores in the United States and Canada, catalogs and websites; and Free People wholesale, which sells its product to approximately 1,800 specialty stores and select department stores worldwide, as of January 31, 2016.

The Company will release fourth quarter and fiscal year 2016 earnings results on March 7, 2016.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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